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                                                                   EXHIBIT 10.1

July 31, 2000


LEMIS ALTAN
One Digex Plaza
Beltsville, MD 20705


Dear Lemis:

This is to confirm your promotion to the position of Vice President of Business Operations, reporting to Mark Shull, President & Chief Executive Officer of Digex, Inc. This position is a regular, full time position located in our Beltsville campus.

BASE SALARY

Your annual base salary is $160,000 (based on 52 weeks of service). This position is exempt and is not eligible for overtime. Salaries are reviewed annually, and increases are granted in accordance with Company policy.

COMPENSATION

You are eligible to participate in Digex's Executive Management Incentive Compensation Plan. In this position, you are eligible for a bonus of up to 40% of your base salary. At 100% of personal objective achievement and Executive Corporate Goals achievement your annual potential cash compensation is $224,000. (based upon base salary plus full bonus compensation)

This incentive is prorated on the base pay received during the current fiscal calendar year. This incentive opportunity is contingent upon the achievement of corporate and individual objectives as determined by your management. This bonus is evaluated and paid on an annual basis.

STOCKS

This position includes an increase in stock options bringing you to a total of 75,000 total shares of DIGX Stock Options, contingent upon approval by the Compensation Committee of the Board of Directors. The option price of the award is the market price of Digex, Inc. common stock on the date that the grant is approved.

Vesting of the award will begin with the approval of the grant and will continue over a four-year period. 25% of the shares covered by the options will vest one year following the date of grant. The balance of the shares will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex. Additionally, upon a change in control of the company, this grant will fully vest one year following such change.

Details were provided in your Grant Agreement upon approval by the Board of Directors. The option is issued pursuant to the Company's long term Incentive Plan and will be subject to all the terms and conditionals of that plan.


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JULY 31, 2000
MS. LEMIS ALTAN
PAGE 2


BENEFITS

As an employee of Digex you are entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Jamie Starr, Benefits Manager, (240)264-2491.

As you know, in the ordinary course of business, pay and benefits plans evolve as laws, employee, and / or business need change. If, in the future, it becomes necessary to change any of the benefit or compensation plans currently in effect, these changes will apply to you as they do to other eligible employees. Furthermore, while this letter is our commitment to employ you in the previously mentioned position, it does not constitute a contract for a specific length of employment.

Kindly acknowledge the accuracy of this letter by signing and dating the enclosed copy of this letter and returning it, hard copy or fax 204-264-2666 to Human Resources at your earliest convenience.

If you have any questions or need additional information, please feel free to call David Gay, Director Employment, at (240) 264-4712 or fax at (240) 264-2666. I wish you success in the continuation of your career with Digex.

Sincerely yours,

/s/ MARK SHULL

Mark Shull
CEO & President of Digex, Inc.

Encl.



/s/ LEMIS ALTAN                       8/01/00
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Accepted: Lemis Altan              Date: